Consent of Independent Registered Public Accounting Firm

The Board of Directors
Audentes Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (File No. 333-212598) on Form S-8 of Audentes Therapeutics, Inc., of our report dated March 10, 2017, with respect to the consolidated balance sheets of Audentes Therapeutics, Inc. as of December 31, 2016 and 2015 and the related statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Audentes Therapeutics, Inc.

/s/ KPMG LLP

San Francisco, California
March 10, 2017